FORM OF	EXHIBIT 10.3
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

          THIS DIRECTOR RETIREMENT PLAN AGREEMENT (the “Agreement”) is entered into this______ day of_______2004, by and between Malvern Federal Savings Bank (the “Bank”), a federally-chartered savings association located in Paoli, Pennsylvania, and________________ (the “Director”), intending to be legally bound hereby.

          To encourage the Director to remain in the service of the Bank, the Bank is willing to provide supplemental retirement benefits to the Director. The Bank will pay the benefits from its general assets.

AGREEMENT
Article 1
Definitions

          Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary”means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.2

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Change in Control” means any of the following:

(A)          any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Bank, a subsidiary of the Bank, an employee benefit plan (or related trust) of the Bank or a direct or indirect subsidiary of the Bank, or Affiliates (as defined in Rule 12b-2 under the Exchange Act) of the Bank, becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing more than 50%of the combined voting power of the Bank’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

(B)          the liquidation or dissolution of the Bank or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Bank to an entity which is not a direct or indirect subsidiary of the Bank; or

(C)          the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Bank as a result of which either (a) the Bank does not survive or (b) pursuant to which shares of the Bank common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Bank Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)          the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Bank, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Bank immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

of the Bank or, in the case where the Bank does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)          any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Bank with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Director; or

(F)          during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5

“Disability”means the Director’s suffering a sickness, accident or injury which has been determined by the carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its directors and covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled. The Director must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

1.6	“Early Termination” means the Termination of Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7	“Effective Date” means April 1, 2004.

1.8	“Normal Retirement Age” means the Director’s 80th birthday.

1.9	“Plan Administrator” means the plan administrator described in Article 8.

1.10	“Plan Year” means each consecutive twelve (12) month period commencing on October 1 and ending the following September 30. The initial Plan Year shall commence on the Effective Date.

1.12	“Termination of Service” means that the Director ceases to be a member of the Bank’s Board of Directors for any reason whatsoever.

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

Article 2
Benefits During Lifetime

2.1

Normal Retirement Benefit. Upon the Director attaining the Normal Retirement Age while in continuous service on the Bank’s Board of Directors, the Bank shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

	2. 1.1	Amount of Benefit. The annual benefit under this Section 2.1 is ________________________ ($_______).

2.1.2

Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following the Director’s Normal Retirement Age, and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1

Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Early Termination occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance shown on Schedule A (hereinafter “Accrual Balance”).

2.2.2

Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following Termination of Service, and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.3

Disability Benefit. Upon Termination of Service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Termination of Service occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance.

2.3.2

Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following Termination of Service and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.4

Change in Control Benefit. Upon a Change in Control followed by the Director’s Termination of Service before Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Termination of Service occurs.

	2.4.2	Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following Termination of

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

Service and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

Article 3
Death Benefits

3.1

Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1

Amount of Benefit. The benefit under this Section 3.1 is the Death Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date of the Director’s death, which is an amount equal to one hundred percent (100%) of the Accrual Balance.

3.1.2

Payment of Benefit. The Bank shall pay the benefit to the Beneficiary in the form elected by the Director on the Election Form, attached hereto and made a part of this Agreement, commencing within ninety (90) days following the Director’s death. If the Director elects installment payments, during the applicable installment period the Bank shall credit interest on the unpaid Accrual Balance at an annual rate equal to the yield on a 10-year U.S. Treasury Note, measured as of the end of the month prior to the date of the Director’s death, plus two percent (2%), compounded monthly. Notwithstanding any election by the Director to the contrary, if the benefit under this Section 3.1 is less than fifty thousand ($50,000), the Bank, in its sole discretion, may choose to pay the benefit in a lump sum.

3.2

Death During Benefit Period. If the Director dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

3.3

Death Following Termination of Service But Before Benefits Commence. If the Director is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Bank shall pay to the Beneficiary the same benefits, in the same manner, they would have been paid to the Director had the Director survived; however, said benefit payments will commence within ninety (90) days of the Director’s death.

Article 4
Beneficiaries

4.1

Beneficiary Designation. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

4.2

Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

4.5

Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5
General Limitations

5.1

Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Director has the right to receive from the Bank, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Director in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

5.2

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, if the Bank terminates the Director’s service for cause. Termination of the Director’s service for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Director’s part shall be considered “willful” unless done, or omitted to be done, by the Director not in good faith and without reasonable belief that the Director’s action or omission was in the best interest of the Bank.

5.3

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.4

Non-compete Provision. The Director shall forfeit any unpaid benefits under this Agreement if during the term of this Agreement, and before all benefits have been paid, the Director, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent,

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)

becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Director’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Bank as of the date of the termination of the Director’s service;

(ii)

participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Director’s service;

	(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)

sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Bank, to the knowledge of the Director provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Director’s service;

(v)

divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Director, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Director.

5.4.1

Judicial Remedies. In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Director consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Director from further breaching any of his obligations set forth herein. The Director expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Director. The Director expressly acknowledges and

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

agrees that: (i) the restrictions set forth in Section 5.4 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 5.4 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4 hereof will not be materially adverse to the Director’s service with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.2

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

	5.4.3	Change in Control. The non-compete provision detailed in Section 5.4 hereof shall not be enforceable following a Change in Control.

5.5

Suicide or Misstatement. No benefits shall be payable if the Director commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Director on any application for life insurance purchased by the Bank, or (ii) for any other reason.

Article 6
Claims and Review Procedures

6.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

	6.1.1	Initiation - Written Claim . The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2

Timing of Bank Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expect to render their decision.

6.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

		6.1.3.1	The specific reason for the denial,

		6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

		6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and

		6.1.3.4	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

6.2.1

Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2

Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

6.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

	6.2.5.1	The specific reasons for the denial,
	6.2.5.2	A reference to the specific provisions of the Plan on which the denial is based, and
6.2.5.3

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 7
Amendments and Termination

          No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on their behalf.

Article 8
Administration

8.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Bank’s Board of Director, or such committee or person(s) as the Board of Directors shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

8.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

9.1	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.2	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.3

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.4	Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Director may have with the Bank.

9.5

No Guarantee of Service. This Agreement is not an employment policy or contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank’s members’ right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.6	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.7

Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Malvern Federal Savings Bank
42 E. Lancaster Avenue
PO Box 485
Paoli, Pennsylvania 19301

FORM OF
MALVERN FEDERAL SAVINGS BANK
Director Retirement Plan Agreement

To the Director:

9.8

Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank hereunder.

9.9

Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.10

Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Director acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

9.11	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

9.13

Waiver. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.14	Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.15

Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Director pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA(12 U.S.C. §1828(k)) and any regulations promulgated thereunder.

          IN WITNESS WHEREOF, the Director and a duly authorized officer of the Bank have signed this Agreement.

DIRECTOR:	BANK:
MALVERN FEDERAL SAVINGS BANK

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